UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

Senior Housing Properties Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this Current Report on Form 8-K, the term “the Company” refers to Senior Housing Properties Trust.

Item 5.07.         Submission of Matters to a Vote of Security Holders.

At the annual meeting of shareholders of the Company held on May 18, 2017, the Company’s shareholders elected Ms. Lisa Harris Jones as an Independent Trustee by the following votes:

For	Withhold	Broker Non-Votes
96,379,269	85,477,982	40,349,763

At the same meeting, the Company’s shareholders elected Mr. Adam D. Portnoy as a Managing Trustee by the following votes:

For	Withhold	Broker Non-Votes
95,063,065	86,794,186	40,349,763

At the same meeting, the Company’s shareholders elected Mr. Barry M. Portnoy as a Managing Trustee by the following votes:

For	Withhold	Broker Non-Votes
94,744,573	87,112,678	40,349,763

At the same meeting, the Company’s shareholders elected Mr. John L. Harrington as an Independent Trustee by the following votes:

For	Withhold	Broker Non-Votes
74,344,158	107,513,093	40,349,763

At the same meeting, the Company’s shareholders elected Mr. Jeffrey P. Somers as an Independent Trustee by the following votes:

For	Withhold	Broker Non-Votes
74,461,173	107,396,078	40,349,763

In accordance with the Company’s governing documents and applicable law, each of Ms. Harris Jones and Messrs. Adam Portnoy, Barry Portnoy, Harrington and Somers were elected by a plurality of the votes cast. However, Messrs. Harrington’s and Somers’s elections did not receive a majority of the share votes cast. Therefore, pursuant to the Company’s Governance Guidelines, each of Messrs. Harrington and Somers offered to resign and the Nominating and Governance Committee and the entire Board of Trustees (the “Board”) then considered whether to accept or reject each resignation offer with Messrs. Harrington and Somers each recusing himself from participating in these decisions.

In response to inquiries from the Nominating and Governance Committee and the Board, each of Messrs. Harrington and Somers stated that they were willing to serve if his offered resignation was declined. The Nominating and Governance Committee and the Board then separately considered the individual characteristics of each of Messrs. Harrington and Somers, including his individual qualifications to serve on the Board, his historical performance as a Board member, the on-going responsibilities undertaken by him, his committee assignments and the possible benefits and harms to the Company of accepting their individual resignations, the reasons for the large number of withhold votes cast as stated in certain proxy advisory publications and other matters.

The Nominating and Governance Committee then recommended that the Board decline to accept the offer of each of Messrs. Harrington and Somers to resign as a Trustee. Without the participation of Messrs. Harrington and Somers, the Board then unanimously determined to reject each offer to resign. Accordingly, each of Messrs. Harrington and Somers continues as an Independent Trustee until the next election for their respective positions and until each of their respective successors is duly elected and qualifies.

The Company’s shareholders also voted on a non-binding advisory resolution on the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement relating to the Company’s 2017 annual meeting of shareholders. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
82,845,066	97,203,632	1,808,553	40,349,763

The Company’s shareholders also voted on a non-binding advisory vote on the frequency of future shareholder advisory votes to approve executive compensation. This proposal received the following votes:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
158,635,029	924,303	21,474,988	822,931	40,349,763

Consistent with the shareholder vote, the Board has determined that it will hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers every year. The Board of Trustees may, in its discretion, determine to change the frequency with which the Company holds this vote.

The Company’s shareholders also ratified the appointment of Ernst & Young LLP as the Company’s independent auditors to serve for the 2017 fiscal year. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
219,100,477	2,555,089	551,448	—

A non-binding shareholder proposal made by UAW Retiree Medical Benefits Trust was also voted on at the meeting. The Comptroller of the City of New York was a co-filer of the proposal. The proposal requested that the Board adopt, and present for shareholder approval, a “proxy access” bylaw. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
141,700,945	38,401,639	1,754,667	40,349,763

The results reported above are final voting results.

Item 8.01.         Other Events.

On May 18, 2017, the Company updated its Trustee compensation arrangements. A summary of the Company’s currently effective Trustee compensation arrangements is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Consistent with the Company’s Trustee compensation arrangements, on May 18, 2017, the Company granted each of the Company’s Trustees an award of 3,000 common shares of beneficial interest, $.01 par value, of the Company (the “Common Shares”) valued at $21.25 per share, the closing price of the Common Shares on The NASDAQ Stock Market LLC on that date.

Item 9.01.         Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1	Summary of Trustee Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST

	By:	/s/ Richard W. Siedel, Jr.
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer

Date: May 22, 2017